SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement          [ ] Confidential, for Use of
[x] Definitive Proxy Statement                 the Commission Only (as
[ ] Definitive Additional Materials            permitted by
[ ] Soliciting Material Pursuant to            Rule 14a-6(e)(2))
            Section 240.14a-11(c)
            or Section 240.14a-12

                         Louisiana-Pacific Corporation
--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    5)  Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

--------------------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    3)  Filing Party:

--------------------------------------------------------------------------------
    4)  Date Filed:

--------------------------------------------------------------------------------

[LOGO] Louisiana-Pacific Corporation                        Proxy Statement and
      805 S.W. Broadway                               Notice to Stockholders of
      Portland, Oregon  97205                                    ANNUAL MEETING
      (503) 821-5100                                                MAY 7, 2001



                                                                March 26, 2001


Dear Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Monday, May 7, 2001, at 9:30 a.m. at the Portland Marriott City Center, 520 S.W. Broadway, Portland, Oregon. I look forward to greeting personally those stockholders able to be present.

      At this year's meeting you will be asked to vote for the election of four directors. Action will also be taken on any other matters that are properly presented at the meeting, including a stockholder proposal which the Board of Directors opposes for the reasons stated in the proxy statement.

      Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

      The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,


[SIGNATURE]


Mark A. Suwyn
Chairman and Chief Executive Officer

                                TABLE OF CONTENTS

            On written request, Louisiana-Pacific will provide, without charge, a copy of the Corporation's Form 10-K Report for 2000 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of the Corporation's common stock on March 9, 2001, the record date for the 2001 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in April 2001. Requests should be sent to: Director of Corporate Affairs, Louisiana-Pacific Corporation, 805 S.W. Broadway, Portland, Oregon 97205.

                                                                            Page

Voting Procedure.............................................................2

Item 1--Election of Directors................................................2

      Nominees...............................................................2

      Continuing Directors...................................................3

      Retiring Director......................................................4

      Board and Committee Meetings...........................................4

      Executive Committee....................................................4

      Finance and Audit Committee............................................5

      Compensation Committee--Interlocks and Insider Participation...........5

      Environmental Affairs Committee........................................6

      Nominating and Corporate Governance Committee; Nominations for
      Director...............................................................6

Item 2 - Stockholder Proposal Concerning Compensation Committee..............6

      Recommendation of Board of Directors on Stockholder Proposal...........7

Other Business...............................................................9

Finance and Audit Committee Report...........................................9

Holders of Common Stock.....................................................10

      Five Percent Beneficial Owners........................................10

      Directors and Executive Officers......................................11

Section 16(a) Beneficial Ownership Reporting Compliance.....................12

Executive Compensation......................................................12

      Compensation Committee Report.........................................12

      Performance Graph.....................................................15

      Compensation of Executive Officers....................................16

      Retirement Benefits...................................................18

      Management Loans and Other Transactions...............................20

      Directors' Compensation...............................................21

      Agreements with Executive Officers....................................22

Stockholder Proposals.......................................................24

Relationship with Independent Public Accountants............................24

                                TABLE OF CONTENTS

                                   (continued)

      Audit Fees............................................................24

      Financial Information Systems Design and Implementation Fees..........24

      All Other Fees........................................................24

General.....................................................................24

FINANCE AND AUDIT COMMITTEE CHARTER........................................A-1

[LOGO] LOUISIANA-PACIFIC CORPORATION

805 S.W. Broadway
Portland, Oregon 97205
(503) 821-5100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 7, 2001


      The Annual Meeting of Stockholders of Louisiana-Pacific Corporation ("LP") will be held at the Portland Marriott City Center, 520 S.W. Broadway, Portland, Oregon, on Monday, May 7, 2001, at 9:30 a.m., local time, to consider and vote upon the following matters:

   1.    Election of four Class I directors.

   2. If properly presented at the meeting, a stockholder's proposal, not recommended by management, relating to the Compensation Committee of the Board of Directors.

      Only stockholders of record at the close of business on March 9, 2001, are entitled to notice of and to vote at the meeting.

      In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP's headquarters located at 805 S.W. Broadway, Portland, Oregon, for the 10 days preceding the meeting, by any LP stockholder for any purpose germane to the meeting.

      Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, the Admission Ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request an Admission Ticket by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to Stockholder Relations, 805 S.W. Broadway, Portland, Oregon 97205.

                                                  ANTON C. KIRCHHOF, Secretary


Portland, Oregon

March 26, 2001







    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR STOCK MAY BE VOTED
     IN ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT. IF YOU ATTEND THE
            MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                 PROXY STATEMENT


      Louisiana-Pacific Corporation, a Delaware corporation ("LP"), is soliciting proxies on behalf of its Board of Directors to be voted at the 2001 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 26, 2001.

                                VOTING PROCEDURE

      A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

      You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors--FOR Item 1 listed in the Notice of Annual Meeting of Stockholders and AGAINST the stockholder proposal listed as Item 2 in the Notice of Annual Meeting.

      If you return a proxy card, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, or (2) by voting in person at the annual meeting.

      If you participate in the Automatic Dividend Reinvestment Plan offered by First Chicago Trust Company of New York, all the shares held for your account in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account under the plan will not be voted.

      Only stockholders of record at the close of business on March 9, 2001, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 104,411,125 shares of common stock, $1 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading "Holders of Common Stock" below.

      The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

                          ITEM 1--ELECTION OF DIRECTORS

Nominees

      The four nominees for the Class I director positions to be voted on at the meeting are presently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2004. The nominees are:

WILLIAM C. BROOKS                                 NOMINEE FOR TERM EXPIRING 2004

     William C. Brooks, age 67, became a director of LP in 1996. Mr. Brooks has been Chairman of The Brooks Group International, Ltd., a private holding company involved in human resources and economic development, since 1998. Prior to that, he was Vice Chairman of Luftig & Warren International, a business performance technology consulting firm. Mr. Brooks previously served as Vice President of General Motors Corporation until his retirement in 1997. He was Assistant Secretary of Labor for the Employment

Standards Administration from July 1989 to December 1990. Mr. Brooks is Chairman of the Board of United American Healthcare Corporation and of Lason, Inc., and a director of Covansys (Complete Business Solutions, Inc.), DTE Energy Company and Detroit Edison Co., and Sigma Associates, Inc.

PATRICK F. MCCARTAN                               NOMINEE FOR TERM EXPIRING 2004

      Patrick F. McCartan, age 66, became a director of LP in 1998. He is managing partner of the international law firm of Jones, Day, Reavis & Pogue, a position that he has held since 1993. He is a Fellow of the American College of Trial Lawyers and the International Academy of Trial Lawyers.

LEE C. SIMPSON                                    NOMINEE FOR TERM EXPIRING 2004

      Lee C. Simpson, age 66, served as President and Chief Operating Officer of LP on an interim basis from July 1995 until March 1996. He also was elected to fill a vacancy on the Board of Directors in July 1995. He was an executive officer of LP from 1972 until his retirement in 1991 and previously served as a director of LP from 1972 until 1993.

COLIN D. WATSON                                   NOMINEE FOR TERM EXPIRING 2004

     Colin D. Watson, age 59, became a director of LP in June 2000. Mr. Watson has been Vice Chairman of the Board of Spar Aerospace Limited, an aviation services company with headquarters in Toronto, Ontario, Canada, since December 1999. He also served as Chief Executive Officer of Spar Aerospace from December 1999 to December 2000, and President and Chief Executive Officer from 1996 to November 1999. From 1979 to 1996, Mr. Watson was President and Chief Executive Officer of Rogers Cable TV, Ltd. Mr. Watson is also a director of B-Split II Corp., Call-Net Enterprises Inc. (a Canadian subsidiary of Sprint Corp.), Cygnal Technologies Corp., Kasten Chase Applied Research Limited, OnX Inc., Pelmorex Inc., and Rogers Cable TV, Ltd.

      YOUR SHARES REPRESENTED BY A PROPERLY COMPLETED AND RETURNED PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES UNLESS AUTHORITY TO VOTE IS WITHHELD. If any of the nominees becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

      The four nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

Continuing Directors

      The current members of the Board of Directors whose terms of office will continue beyond the 2001 Annual Meeting of Stockholders are as follows:

E. GARY COOK                                           CURRENT TERM EXPIRES 2002

     E. Gary Cook, age 56, became a director of LP in June 2000. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals company, until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation, a global specialty chemicals company spun off from Ethyl Corporation in 1994, where Mr. Cook had been a Senior Vice President and director since 1992.
Previously, Mr. Cook was a Vice President of E. I. du Pont de Nemours and Company. He is also a director of Trimeris Corporation, a biopharmaceutical company.

PAUL W. HANSEN                                         CURRENT TERM EXPIRES 2002

      Paul W. Hansen, age 49, has been a director of LP since February 1999. Mr. Hansen has been Executive Director of the Izaak Walton League of America (the "IWLA"), a nationally-recognized conservation organization, since February 1995. Mr. Hansen began his employment with the IWLA in 1982 as an Acid Rain Project Coordinator and served in various positions thereafter, becoming Associate Executive Director in 1994.

BRENDA J. LAUDERBACK                                   CURRENT TERM EXPIRES 2002

     Brenda J. Lauderback, age 50, was elected as a director of LP in September 1999. She was Group President, Wholesale and Retail, of Nine West Group Inc., a designer and marketer of quality, fashionable women's footwear and accessories, from May 1995 until her retirement in January 1998. Ms. Lauderback previously served as President of the Wholesale Division at U.S. Shoe Corp. from 1993 to 1995. She is also a director of Consolidated Stores Corporation and Irwin Financial Corporation.

ARCHIE W. DUNHAM                                       CURRENT TERM EXPIRES 2003

     Archie W. Dunham, age 62, became a director of LP in 1996. He is Chairman, President and Chief Executive Officer of Conoco Inc., an integrated global energy company. He has served in various senior executive positions with Conoco Inc. for more than five years. Mr. Dunham is also a director of Union Pacific Corporation, Chase Bank of Texas, and Phelps Dodge Corporation.

MARK A. SUWYN                                          CURRENT TERM EXPIRES 2003

     Mark A. Suwyn, age 58, became Chairman and Chief Executive Officer of LP and was elected to its Board of Directors in January 1996. Mr. Suwyn was Executive Vice President of International Paper Company from 1992 through 1995. Previously, he was Senior Vice President of E. I. du Pont de Nemours and Company.

Retiring Director

      The following director will retire at the 2001 Annual Meeting:

DONALD R. KAYSER                                  RETIRING EFFECTIVE MAY 7, 2001

      Donald R. Kayser, age 70, a private investor, served as interim Chairman and Chief Executive Officer of LP from July 1995 to January 1, 1996, and then served as a consultant to LP through April 1996. Mr. Kayser retired from his former position as Executive Vice President and Chief Financial Officer of Morrison Knudsen Corporation in 1990. He was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., from 1985 until July 1988. Mr. Kayser was an executive officer of LP until 1982 and has been a director of LP since 1972.

Board and Committee Meetings

      During 2000, the Board of Directors held four regular quarterly meetings. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by all committees of the Board on which he or she served during 2000.

Executive Committee

      The Board of Directors has an Executive Committee of which Mr. Suwyn is Chair and Mr. Dunham and Mr. McCartan are members. Prior to July 2000, John W. Barter, a director during the first half of 2000, also served on the Executive Committee. The Executive Committee did not meet during 2000. The Executive Committee may exercise all the powers and authority of the Board in the management of LP's business and affairs, except that the Executive Committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal LP's bylaws.

Finance and Audit Committee

      The Board of Directors has a Finance and Audit Committee (the "Audit Committee") currently consisting of Mr. Dunham, Chair, Mr. Brooks, Mr. Cook, Ms. Lauderback, and Mr. Watson. Prior to July 2000, John W. Barter, a director during the first half of 2000, also served on the Finance and Audit Committee. During 2000, the Audit Committee held seven meetings, four of which were telephone conference meetings.

      The Audit Committee reviews and, as appropriate, makes recommendations to the Board on matters relating to the financial affairs and policies of LP, including (1) capital structure issues, (2) dividend policy, (3) treasury stock purchases, (4) acquisitions and divestitures, (5) the status and financial implications of significant legal and tax matters, (6) the effectiveness of LP's internal legal compliance programs, (7) external financing, (8) complex financial transactions, (9) proposed changes in accounting and financial reporting principles and policies, and (10) investment and debt policies.

      The Audit Committee also has responsibility for various auditing and accounting matters, including (1) review of LP's audit plan, annual audit, and reports or recommendations of LP's independent public accountants, and (2) the selection of LP's outside accountants and approval of their compensation. The Audit Committee meets with both LP's internal auditors and its independent public accountants to assess the adequacy of LP's internal financial controls.

Compensation Committee--Interlocks and Insider Participation

      The Board of Directors has a Compensation Committee currently consisting of the following directors: Mr. Brooks, Chair, Mr. Cook, Mr. Dunham, Ms. Lauderback, and Mr. Watson. Prior to July 2000, John W. Barter, a director during the first half of 2000, and Patrick F. McCartan also served on the Compensation Committee.

      The Compensation Committee held four meetings during 2000, two of which were telephone conference meetings. The Compensation Committee's functions are
(1) to administer LP's 1997 Incentive Stock Award Plan, (2) to administer LP's Annual Cash Incentive Award Plan with respect to the participation of the chief executive officer and other executive officers of LP as provided in the plan,
(3) to administer each other compensation plan the administration of which is delegated to the Compensation Committee by the terms of the plan or by action of the Board of Directors, including the participation in each of LP's compensation plans by the chief executive officer and other executive officers of LP, and (4) to exercise all authority of the Board of Directors with respect to the compensation of the chief executive officer and other executive officers of LP, including the determination of salaries and bonuses.

     Compensation decisions with respect to LP's chief executive officer and other executive officers are made by a special subcommittee of the Compensation Committee to comply with special rules affecting executive compensation under the Internal Revenue Code and the short-swing profit liability provisions of the federal securities laws. Presently, all of the members of the Compensation Committee are members of the subcommittee.

      During 2000, LP used, and is continuing to use during 2001, the legal services of Jones, Day, Reavis & Pogue, of which Mr. McCartan is the managing partner.

      Information concerning executive compensation is set forth below under the caption "Executive Compensation."

Environmental Affairs Committee

      The Board of Directors has an Environmental Affairs Committee, consisting of Mr. Simpson, Chair, Mr. Hansen, Mr. Kayser, Mr. McCartan and Mr. Suwyn. The Environmental Affairs Committee, which met twice during 2000, is responsible for reviewing the effectiveness of LP's environmental compliance program.

Nominating and Corporate Governance Committee; Nominations for Director

      The Board of Directors has a Nominating and Corporate Governance Committee (the "Nominating Committee") consisting of Mr. McCartan, Chair, Mr. Hansen, Mr. Kayser, and Mr. Simpson. The Nominating Committee met three times during 2000, one of which was a telephone conference meeting.

      The Nominating Committee is authorized to establish (1) procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board, (2) policies on the size and composition of the Board, the selection of candidates for director, the compensation of directors, and the composition of Board committees, and (3) procedures and policies for all other matters of corporate governance that may arise, including director independence, filling a vacancy in the office of chief executive officer, staggered terms for the Board of Directors, the roles of the directors, management and stockholders, responses to stockholder proposals, and changes in LP's bylaws. The Nominating Committee will consider stockholders' recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP to the attention of the Chair of the Nominating Committee.

      LP's bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of LP and must include the following:

o    the name and address of the stockholder and each proposed nominee,

o a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

o a description of any arrangements or understandings pursuant to which the nominations are to be made,

o the signed consent of each proposed nominee to serve as a director if elected, and

o such other information regarding each nominee as would be required to be included in LP's proxy statement if the person had been nominated by the Board of Directors.

      The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP's proxy materials for the preceding year's annual meeting. For next year's annual meeting, this notice must be received by LP no later than February 9, 2002.

      ITEM 2 - STOCKHOLDER PROPOSAL CONCERNING COMPENSATION COMMITTEE

      The following proposal, NOT recommended by management, together with a statement in support of the proposal for which LP and the Board of Directors take no responsibility, has been submitted for inclusion in the proxy statement for action at the 2001 Annual Meeting by the Board of Trustees of the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, D.C. 20005, which has indicated that it held 4,230 shares of Common Stock at November 20, 2000, and intends to hold the required number of shares through the date of the Annual Meeting:

      "RESOLVED, that the shareholders of Louisiana-Pacific Corporation (the "Company") hereby request that the Company's Board of Directors take the necessary steps to ensure that the Board's

      Compensation Committee is composed entirely of "independent" directors. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

     o Employed by the Company or an affiliate in an executive capacity;

     o Employed by a firm that is one of the Company's paid advisors or consultants;

     o Employed by a significant customer or supplier;

     o Employed  by  a  tax-exempt   organization  that  receives   significant
       contributions from the Company;

     o Paid by the Company pursuant to any personal services contract with the Company;

     o Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

     o Related to a member of management of the Company.

                              SUPPORTING STATEMENT:

      The role of a board of director's executive compensation committee is critically important to the long-term success of the corporation. The executive compensation committee establishes compensation policies and practices that focus senior management on the development and implementation of corporate strategies designed to maximize long-term corporate value.

      Unfortunately, in recent years corporate executive compensation practices and policies have drawn considerable public and shareholder attention for all the wrong reasons. Excessive executive compensation levels highlight the tendency of most compensation programs to provide handsome rewards for ordinary or less than ordinary performance. Current executive compensation plans often present a system of pay for performance, but they lack challenging performance benchmarks by which executives' performance can be judged.

      In order to ensure the integrity of the executive compensation process and the effectiveness of a corporation's executive compensation policies and practices, the Board's Compensation Committee should be composed entirely of directors independent of management. The definition of "independent" director advanced in this resolution will ensure that those members of the Compensation Committee will be totally independent of management and best able to undertake their responsibilities to develop fair and understandable compensation policies and practices that focus management on achieving long-term corporate success.

      At present, the Company's Compensation Committee includes directors that do not meet the "independent" director standard outlined in the resolution. Patrick F. McCartan is a director of the Company and serves on its Compensation Committee. Mr. McCartan is managing partner of the law firm of Jones, Day, Reavis & Pogue. According to the Company's most recent proxy statement, during 1999 the Company used the legal services of Jones, Day, Reavis & Pogue, and expects to continue to use those legal services during 2000.

      As long-term shareholders, we urge your support of this important corporate governance reform that we believe will contribute to the Company's long-term success."

          RECOMMENDATION OF BOARD OF DIRECTORS ON STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS  RECOMMENDS A VOTE  AGAINST THE  STOCKHOLDER  PROPOSAL IN
ITEM 2 FOR THE REASONS DISCUSSED BELOW.

      In recent years, executive compensation has been the subject of intense public attention and debate. The Board of Directors recognizes the significance of the Compensation Committee, but it believes that the foregoing stockholder proposal will not ensure that this role is performed properly. While the members of a compensation committee must be free from undue pressures and influences, they must also have the background and business expertise necessary to address compensation issues and analyze executive performance on an informed basis.

      Only outside directors are eligible to be members of LP's Compensation Committee. Accordingly, candidates must have the necessary skills to perform their role as directors of LP as well as serve on the Compensation Committee. To have an effective Board of Directors, LP must recruit leaders with a variety of talents, experience, knowledge and professional skills. Once LP has selected the most suitable candidates from this limited pool of people, the Board must staff several committees, each with unique and important tasks to fulfill on LP's behalf. Two of these committees, the Finance and Audit Committee and the Compensation Committee, must meet independence criteria set forth in laws and regulations established by the SEC, the IRS, and/or the New York Stock Exchange. LP is in full compliance with these legal and regulatory requirements. In addition, Patrick McCartan, the Board member on which the proponent's supporting statement focuses, is no longer a member of the Compensation Committee.

      The selection criteria in the stockholder proposal places restrictions on membership of the Compensation Committee that go far beyond the limitations established by existing laws and regulations. For example, in furtherance of its goal to eliminate all potential favoritism, no matter how unlikely, the proposal excludes individuals with any links with LP, even a director whose employer may be one of LP's minor customers or suppliers. The SEC, on the other hand, excludes only those individuals whose relationship with LP is associated with transactions that exceed $60,000 per year or, with respect to legal or investment banking services, where the firm's fees exceed five percent of its annual revenues.

      Unlike existing regulations that only examine candidates' recent links to the corporation (within one year of the proposed appointment), the proposal includes a five-year lookback period. This five-year period raises a number of interpretive questions, such as, would an individual be prohibited from serving on the Compensation Committee if he or she is employed by a firm that was a major supplier five years ago, but no longer supplies LP, or if he or she was employed five years ago by a firm that is now one of LP's major customers, but he or she stopped working for the firm before it became one of LP's customers? Such questions can be asked about virtually every restriction listed in the proposal. The proposal also uses a number of undefined terms that make it difficult to apply to real-life situations with any degree of certainty, including "significant" and "management."

     The Board of Directors concurs with the proponent that members of the Compensation Committee should be able to exercise their unfettered, independent judgment in making executive compensation decisions. The proposal, however, would make it practically impossible to include as members of the Compensation Committee people whose very connections and leadership positions have enabled them to gain sufficient knowledge about LP's businesses and the industry in which it operates to make informed decisions and realistic assessments of the performance of its executives. The proposal would even prohibit a person from serving on the Compensation Committee if he or she served on another corporate board with LP's chairman or chief executive officer!

     In summary, the Board of Directors believes that the stockholder proposal is simply unworkable and would exacerbate the challenges that LP faces in recruiting directors who are talented and knowledgeable leaders in business and other walks of life to serve the interests of you, the stockholders.

THE BOARD OF DIRECTORS  RECOMMENDS A VOTE  AGAINST THE  STOCKHOLDER  PROPOSAL IN
ITEM 2.

     Approval of the stockholder proposal will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

                                 OTHER BUSINESS

      At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

                       FINANCE AND AUDIT COMMITTEE REPORT

      The Finance and Audit Committee of the Board of Directors (the "Audit Committee") assists the Board of Directors in the discharge of its fiduciary obligations to LP's stockholders relating to the quality and integrity of LP's financial statements, its accounting and reporting practices, and the independence and performance of LP's outside auditor and performance of its internal accounting staff. The Audit Committee is comprised of five directors, each of whom has been determined by the Board of Directors to meet the financial literacy and independence requirements set forth in the corporate governance listing standards of the New York Stock Exchange, on which LP's Common Stock is listed. The Audit Committee's activities are governed by a written charter, a copy of which is attached to this Proxy Statement as Appendix A.

      In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP's outside auditor, Deloitte & Touche LLP, to review LP's accounting functions and the audit process and to discuss the Company's audited financial statements for the year ended December 31, 2000. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. The Audit Committee has also received from its outside auditor a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the outside auditor any relationships that may adversely affect its objectivity and independence.

      Based on its review and discussions with management and LP's outside auditor, the Audit Committee recommended to the Board of Directors that LP's audited financial statements for the year ended December 31, 2000, be included in LP's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC").

Respectfully submitted,

Archie W. Dunham, Chair
William C. Brooks
E. Gary Cook
Brenda J. Lauderback
Colin D. Watson

                             HOLDERS OF COMMON STOCK

Five Percent Beneficial Owners

      The  following  table  provides  information   concerning  the  beneficial
ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock:

                              COMMON STOCK
                              BENEFICIALLY OWNED            APPROXIMATE
NAME AND ADDRESS              AS OF DEC. 29, 2000           PERCENT OF CLASS
----------------              -------------------           ----------------

Capital Research and               9,225,000(1)               8.8%
  Management Company
  333 South Hope Street
  Los Angeles, CA 90071

Louisiana-Pacific Hourly           5,982,539(2)               5.7%
  401(k) and Profit Sharing Plan
  805 S.W. Broadway
  Portland, Oregon  97205

Louisiana-Pacific Salaried         3,705,580(2)               3.5%
  401(k) and Profit Sharing Plan
  805 S.W. Broadway
  Portland, Oregon  97205


-----------------------

(1) Based on Amendment No. 3 to Schedule 13G filed on February 12, 2001, by Capital Research and Management Company, a registered investment company, reporting sole dispositive power of the indicated shares.

(2) Shares held by the trusts as to which the trustees have sole voting power.

Directors and Executive Officers

      The following table summarizes the beneficial ownership of Common Stock of the directors, nominees for director, and current executive officers of LP:

                               COMMON STOCK                  APPROXIMATE
                            BENEFICIALLY OWNED               PERCENT OF
NAME                      AS OF MARCH 9, 2001(1)                CLASS
----                      ----------------------             ----------
William C. Brooks(2)(6)         30,361                            *

E. Gary Cook(2)(6)               4,549                            *

Archie W. Dunham(2)(6)          38,461                            *

Paul W. Hansen(2)(6)            11,961                            *

Donald R. Kayser(2)(5)(6)      107,108                          0.1%

Brenda J. Lauderback(6)         10,461                            *

Patrick F. McCartan(2)(6)       12,261                            *

J. Keith Matheney(2)(3)(6)     182,073                          0.2%

Lee C. Simpson(2)(6)            69,704                            *

Curtis M. Stevens (2)(3)       219,123                          0.2%

Mark A. Suwyn(2)(3)(4)         980,040                          0.9%

Michael J. Tull(2)(3)          181,186                          0.2%

Colin D. Watson(2)(6)            4,549                            *

Gary C. Wilkerson(2)(3)        157,940                          0.2%

All current directors and    2,816,798                          2.7%
executive officers as a
group (21 persons)(2)(3)(4)(5)(6)
--------------------

* Percentages under 0.1% are not shown.

(1)Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 9, 2001, as follows: Mr. Brooks, 28,800 shares; Mr. Cook, 2,700 shares; Mr. Dunham, 36,000 shares; Mr. Hansen, 9,000 shares; Mr. Kayser, 72,000 shares; Ms. Lauderback, 9,000 shares; Mr. McCartan, 10,800 shares; Mr. Matheney, 97,467 shares; Mr. Simpson, 45,000 shares; Mr. Stevens, 147,334 shares; Mr. Suwyn, 667,120 shares; Mr. Tull, 119,000 shares; Mr. Watson, 2,700 shares; Mr. Wilkerson, 79,334 shares; and all current directors and executive officers as a group, 1,790,722 shares.

(3)Includes shares held by the LP Salaried 401(k) and Profit Sharing Plan (the "401(k) Plan") and beneficially owned by the following officers: Mr. Matheney, 12,300 shares; Mr. Stevens, 2,315 shares; Mr. Suwyn, 5,025 shares; Mr. Tull, 3,730 shares; Mr. Wilkerson, 2,315 shares; and all current executive officers as a group, 44,364 shares.

(4)Includes 60,000 shares of unvested restricted stock which Mr. Suwyn has the power to vote.

(5)Includes 1,100 shares donated to The Kayser Family Foundation and as to which Mr. Kayser shares voting and dispositive power.

(6)Includes restricted shares granted under the 2000 Non-Employee Director Restricted Stock Plan as to which the following directors have the power to vote: Mr. Brooks, Mr. Dunham, Mr. Hansen, Mr. Kayser, Ms. Lauderback, Mr. McCartan, and Mr. Simpson, 1,461 shares each; and Mr. Cook and Mr. Watson, 1,849 shares each.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the New York Stock Exchange by LP's officers, directors, and certain other "reporting persons." Based solely upon a review of copies of Section 16 reports filed by LP's reporting persons and written representations by such persons, to LP's knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC's rules governing proxy statement disclosures.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

To the Stockholders of Louisiana-Pacific Corporation:

OVERVIEW

      The goals of LP's executive compensation program are to recruit and retain qualified and talented executives who will provide effective leadership in meeting the challenges facing the company and to provide those executives with competitive pay and incentives for performance while aligning their interests with those of LP's stockholders. The principal objectives of LP's compensation strategy are (1) to reinforce LP's business organization and strategic direction, (2) to be sufficiently competitive to attract and retain needed management talent, and (3) to provide compensation that is performance-based and aligned with stockholder interests yet remains fair, reasonable, and simple. To accomplish these objectives during 2000, the Compensation Committee awarded compensation in accordance with a previously-approved program with four principal elements--base salary, annual cash incentive opportunities, annual stock option grants, and, for selected senior executives, annual awards of stock contingent on performance. Cash incentive opportunities are awarded under the LP Annual Cash Incentive Award Plan. Stock option grants and awards of performance shares are made under LP's 1997 Incentive Stock Award Plan. Decisions as to awards under the 1997 Incentive Stock Award Plan and certain other matters are made by a subcommittee of the Compensation Committee. Mr. McCartan was a member of the Compensation Committee until June 2000, but did not participate in the deliberations of the subcommittee of the Compensation Committee.

      In general, base salary is intended to be competitive at the median with other forest and building products companies. In addition, there are annual opportunities for cash incentive payments based on corporate performance, business unit performance, and individual performance which, if performance targets are met, should permit an executive to receive total cash compensation at above median levels for forest and building products companies. Annual stock option grants in an amount based on individual performance recognize individual achievement while aligning management interests with stockholder interests, reinforcing long-term performance, and facilitating stock ownership. Annual performance-contingent awards of stock are based on four-year total stockholder return measured against a defined peer group, providing selected senior executives with significant incentives to maximize stockholder value and increase their equity participation in LP.

     In addition to the elements of the compensation strategy described above, LP has a deferred compensation plan for executives and a supplemental retirement plan for selected senior executives. The Executive Deferred Compensation Plan provides for elective pretax deferrals of up to 90 percent of base salary and up to 100 percent of cash bonuses. Deferred amounts up to 7 percent of base salary are matched by contributions to participants' plan accounts at LP's expense. The Supplemental Executive Retirement Plan ("SERP") is designed to provide competitive target retirement benefits when combined with other company-paid retirement benefits and Social Security. LP's chief executive officer, Mark A. Suwyn, does not participate in the SERP because he has a separate supplemental retirement benefit under his employment agreement, which is described in detail under the caption "Retirement Benefits" below.

      In November 1999, the subcommittee of the Compensation Committee approved an Executive Loan Program to encourage LP's executive officers and selected key management personnel to acquire an increased equity interest in LP stock and to provide additional incentives to remain employed by LP.

     In November 2000, the subcommittee of the Compensation Committee authorized additional loans under the program during a 60-day period ending January 23, 2001. The program is described under "Management Loans and Other Transactions" below. In adopting and reinstituting the program, the subcommittee considered how it would fit in with LP's other executive compensation programs, including annual stock option grants and executive severance agreements relating to a potential change in control.

DETERMINATION OF BASE SALARIES

      In February 2000, the Compensation Committee established new base salaries for executive officers based upon a review of salaries at 35 other forest and building products companies (including all of the companies included in the Standard & Poor's Paper & Forest Products Index). As a result of this review, the Compensation Committee increased the chief executive officer's 2000 base salary by 5 percent to $750,000, which was approximately the median (50th percentile) for chief executive officers in this industry. Due to individual circumstances, the salaries for other executive officers for 2000 varied from slightly above to slightly below the median salary for comparable positions at the other forest and building products companies reviewed and, for existing executive officers, increased by an average of approximately 7 percent over 1999 levels.

GRANTS OF CASH INCENTIVE AWARDS

      The Compensation Committee approved annual cash incentive award opportunities in February 2000 under LP's Annual Cash Incentive Award Plan for Mr. Suwyn and certain other executive officers, subject to achievement of specified performance goals. The target amounts of the awards were based on the salary of each participant and ranged from approximately 45 to 55 percent of base salary for LP's executive officers, except for Mr. Suwyn, whose target amount equaled 70 percent of his base salary, as required by his employment agreement.

      Depending upon the extent to which performance goals are met, the actual amount paid as a cash incentive award may range from zero to 150 percent of the target amount. The performance goals for each participating executive for 2000 were based 50 percent on LP's earnings per share and 50 percent on objective individual and business unit goals unique to each of the participants, except that no amount of a 2000 award would be paid unless a minimum earnings per share threshold was reached. With respect to Mr. Suwyn, the Compensation Committee approved an additional cash incentive payment of (a) $98,438 if the attainment of his individual performance goals reached 70 percent or (b) $131,250 for attaining 90 percent of his goals.

      The business criteria on which individual performance goals are based include goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems. For 2000, the individual performance goals for Mr. Suwyn included goals related to increasing sales in LP's core businesses and its specialty products, achieving commercialization of three new products with net sales of more than $1 million each, reducing production costs, improving or selling certain under-performing business units, implementing new financial and information systems, completing strategic builder experiments and recommending action based on results of the experiments, and developing a succession plan for LP's executive officer positions.

     The business criteria on which business unit performance goals are based include a combination of financial goals and strategic goals related to the performance of an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

      In February 2001, the Compensation Committee determined that the corporate goal relating to LP's earnings per share was not met and, accordingly, no cash incentive awards were paid to any LP employees for 2000 under the Annual Cash Incentive Award Plan.

GRANTS OF STOCK OPTIONS

      Another significant element in LP's compensation program is annual grants of nonstatutory stock options. In February 2000, the subcommittee of the Compensation Committee considered proposed option grants to executive officers. Preliminary target values (using the Black-Scholes valuation model) were based on competitive levels equal to a percentage of the executive's base salary. These target values equaled 70 percent of each executive officer's 2000 base salary, except for Mr. Suwyn, whose target value equaled 115 percent of his 2000 base salary. The subcommittee approved option grants at levels up to 120 percent greater than the target values based on individual performance during 1999. As a result of the foregoing factors, the Compensation Committee approved an option award to Mr. Suwyn of 189,360 shares. All options granted in 2000 will become exercisable in three equal annual installments beginning one year from the date of grant and will terminate 10 years after the date of grant.

PERFORMANCE-CONTINGENT STOCK AWARDS

      In February 2000, the subcommittee of the Compensation Committee granted performance-contingent stock awards to selected senior executives. Each grant entitles the participant to receive a number of shares of LP Common Stock determined by comparing LP's total annualized stockholder return to the mean annualized total stockholder return of five other forest and building products companies (all of which are included in the Standard & Poor's Paper & Forest Products Index) for the four-year period beginning on January 1 of the year of grant.

      Targeted award levels in the amount of 40 percent of 2000 base salary (except for Mr. Suwyn) will be payable in shares to participating executive officers if LP's cumulative total stockholder return is a specified percentage above the mean total stockholder return of the specified comparison group. Mr. Suwyn's targeted award level is 60 percent of his 2000 base salary, or 36,364 shares of LP Common Stock.

      Depending upon LP's four-year total stockholder return for the four years ending December 31, 2003, in comparison to the group, the actual number of shares issued could range from zero to 200 percent of the targeted amount. Of the shares earned, 50 percent would be paid at the end of the four-year period, and 50 percent would remain subject to forfeiture upon a participant leaving LP's employment within two years thereafter.

DEDUCTIBILITY OF COMPENSATION

      To the  extent  consistent  with  its  goal  of  maintaining  a  fair  and competitive compensation package, the Compensation Committee attempts to structure LP's executive compensation to be deductible for income tax purposes by complying with tax requirements applicable to the deductibility of certain types of compensation.

Respectfully submitted,

William C. Brooks, Chair
E. Gary Cook
Archie W. Dunham
Brenda J. Lauderback
Colin D. Watson

Performance Graph

      The following graph is required to be included in this proxy statement under applicable rules of the SEC. The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in LP Common Stock for the period January 1, 1996, through December 31, 2000, to the total cumulative return to investors from the Standard & Poor's 500 Stock Index and the Standard & Poor's Paper and Forest Products Index for the same period. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Louisiana-Pacific   Corporation, S&P 500, and S&P Paper and Forest Products
                    December 31, 1995 to December 31, 2000


[Graphic Omitted]

                               Dec-95  Dec-96 Dec-97  Dec-98 Dec-99  Dec-00
                               ------  ------ ------  ------ ------  ------
Louisiana-Pacific Corporation $  100   89.26   82.47  81.82   64.96  49.52
S&P 500                       $  100  122.96  163.98 210.85  255.21 231.98
S&P Paper & Forest Products   $  100  110.62  118.61 120.96  169.13 138.50

Compensation of Executive Officers

                           SUMMARY COMPENSATION TABLE
                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                                                     AWARDS
                                                                    --------
                               ANNUAL COMPENSATION
                               -------------------

      NAME                                         OTHER        NUMBER OF
      AND                                          ANNUAL        SHARES         ALL OTHER
   PRINCIPAL                                      COMPEN-      UNDERLYING        COMPEN-
    POSITION       YEAR    SALARY     BONUS(1)    SATION(2)     OPTIONS/SARS    SATION(3)
    --------       ----    ------     --------    ---------   --------------    ---------
Mark A. Suwyn(4)   2000   $750,000    $ -0-      $  ---        189,360          $63,860
Chairman and       1999    703,015    668,750       ---        258,000           25,489
Chief Executive    1998    714,000    322,500       ---        116,500           21,740
Officer

Gary C.            2000    297,404      -0-         ---         27,000           23,902
Wilkerson          1999    280,615    190,451       ---         35,000           16,205
Vice President     1998    277,917    134,000       ---         27,000           16,000
and General Counsel

Curtis M.          2000    281,346      -0-         ---         39,000           24,038
Stevens            1999    234,731    180,180       ---         55,000           17,191
Vice President,    1998    216,668    141,900       ---         80,000           16,769
Treasurer and
Chief Financial
Officer

J. Keith           2000    239,837      -0-         ---         39,000           19,720
Matheney           1999    224,235    167,248       ---         46,000           31,045
Vice President,    1998    208,687    104,000       ---         20,000           17,339
Core Businesses

Michael J. Tull    2000    228,183      -0-         ---         32,000           26,296
Vice President,    1999    215,177    135,816       ---         41,000           22,203
Human Resources    1998    198,942     77,100     31,807        22,000           19,024

-------------------------

(1)Represents amounts paid under LP's Annual Cash Incentive Award Plan upon satisfaction of performance goals.

(2)Represents primarily reimbursement for financial planning services. Other amounts of personal benefits have been excluded as being below the minimum thresholds included in the proxy disclosure rules of the SEC.

(3)Amounts shown for 2000 include (i) an annual profit sharing contribution to LP's 401(k) Plan of $2,312 for each named executive officer; (ii) an annual matching contribution under LP's Executive Deferred Compensation Plan equal to the amount deferred up to 7 percent of salary, as follows: Mr. Suwyn, $52,500; Mr. Wilkerson, $20,818; Mr. Stevens, $19,694; Mr. Matheney, $16,789; and Mr. Tull, $15,973; and (iii) interest accrued under the Executive Deferred Compensation Plan (to the extent that such interest exceeds amounts accrued at a rate equal to 120 percent of the applicable federal long-term rate), compounded monthly, as follows: Mr. Suwyn, $9,048; Mr. Wilkerson, $772; Mr. Stevens, $2,032; Mr. Matheney, $619; and Mr. Tull, $8,011.

(4)At December 31, 2000, Mr. Suwyn held 60,000 shares of restricted stock with a dollar value of $607,500, subject to future vesting or forfeiture. The shares will vest upon Mr. Suwyn's reaching age 62 while employed by LP, subject to acceleration of vesting as to all shares upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a change in control of LP. See "Agreements with Executive Officers" below. Dividends are payable on restricted stock at the same time as dividends on unrestricted shares of Common Stock.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                              INDIVIDUAL GRANTS(1)
                        --------------------------------

                      NUMBER OF     PERCENT OF
                       SHARES      TOTAL OPTIONS      EXERCISE
                      UNDERLYING    GRANTED           OR BASE
                       OPTIONS      TO EMPLOYEES      PRICE PER     EXPIRATION     GRANT DATE
NAME                   GRANTED      DURING 2000        SHARE           DATE      PRESENT VALUE(2)
----                  ----------    ------------      ---------     ----------   ----------------
Mark A. Suwyn          189,360       19.5%             $12.38         2/5/10        $922,183

Gary C. Wilkerson       27,000        2.8               12.38         2/5/10         131,490

Curtis M. Stevens       39,000        4.0               12.38         2/5/10         189,930

J. Keith Matheney       39,000        4.0               12.38         2/5/10         189,930

Michael J. Tull         32,000        3.3               12.38         2/5/10         155,840

--------------------


(1)No stock appreciation rights ("SARs") were granted to the named executive officers during 2000. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options will vest in three equal annual installments beginning one year following the date of grant, subject to acceleration of exercisability in the event of a change in control of LP. If such acceleration of exercisability results in an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of any excise tax imposed on a participant by Section 4999(a) of the Code directly attributable to such acceleration will be reimbursed by LP, together with any income or excise taxes imposed on such reimbursement.

(2)The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability or vesting. The values were calculated based on the following assumptions: (i) expectations regarding volatility of 34.34% were based on monthly stock price data for LP for the 36 months preceding the grant date, (ii) the risk-free rate of return (6.80%) was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (10.0 years) of the options granted; and (iii) a dividend yield of 2.88%. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                      NUMBER OF SECURITIES
                          UNDERLYING             VALUE OF UNEXERCISED
                      UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                      AT DECEMBER 31, 2000       AT DECEMBER 31, 2000(2)
                     ---------------------       -------------------------
NAME              EXERCISABLE  UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----              -----------  -------------     -----------   -------------
Mark A. Suwyn       439,167     440,193            $ 0            $ 0

Gary C. Wilkerson    49,668      59,333              0              0

Curtis M. Stevens   107,668     102,332              0              0

J. Keith Matheney    62,467      76,333              0              0

Michael J. Tull      87,334      66,666              0              0
-----------------

(1)The named executive officers did not exercise any options or SARs during 2000 and did not hold any SARs at December 31, 2000.

(2)Based on the difference between the market value per share of the Common Stock on December 31, 2000, $10.125, and the option exercise price, if lower.

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 2000

                                                               ESTIMATED FUTURE PAYOUTS
                                                                   UNDER NON-STOCK
                                                            PRICE-BASED PLANS(2)
                                                          ------------------------------------

                                       PERFORMANCE
                        NUMBER OF        PERIOD
                        PERFORMANCE  UNTIL MATURATION
NAME                    SHARES(1)       OR PAYOUT        THRESHOLD (#)   TARGET (#)   MAXIMUM (#)
----                    -----------  ----------------    -------------   ----------   -----------
Mark A. Suwyn            36,364        1/00 - 12/03          7,273         36,364       72,728

Gary C. Wilkerson         9,212        1/00 - 12/03          1,842          9,212       18,424

Curtis M. Stevens         7,758        1/00 - 12/03          1,552          7,758       15,516

J. Keith Matheney         7,402        1/00 - 12/03          1,480          7,402       14,804

Michael J. Tull           7,079        1/00 - 12/03          1,416          7,079       14,158

----------------------------

(1)Represents performance-contingent stock awards granted under LP's 1997 Incentive Stock Award Plan in February 2000. Each grant entitles the participant to receive a number of shares of Common Stock determined by comparing LP's annualized total stockholder return ("LP's TSR") to the mean annualized total stockholder return of five other forest products companies (the "Industry TSR") for the four-year performance period ending December 31, 2003.

(2)The actual number of performance shares to be issued pursuant to an award, expressed as a percentage of the award, will range from 20% if LP's TSR is three percentage points below the Industry TSR to 200% if LP's TSR is 13 percentage points above the Industry TSR, and will be equal to the target amount if LP's TSR is 3 percentage points above the Industry TSR. The number of target performance shares will be automatically adjusted to reflect a stock dividend or stock split and the deemed reinvestment of cash dividends declared on the Common Stock during the performance period. Of the performance shares earned, if any, 50% is payable at the end of the four-year performance period, provided that the participant continues to be an employee of LP, and 50% will remain subject to forfeiture for an additional two years if the participant leaves LP's employment within the two-year restriction period. Special provisions apply in case of the participant's death or disability, retirement after age 60 with the approval of LP's chief executive officer, or a change in control of LP.

Retirement Benefits

      LP's Supplemental Executive Retirement Plan (the "SERP") is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by the committee appointed to administer the SERP. The following table shows the estimated annual benefits payable to participants in the SERP upon retirement based on the indicated years of credited service and compensation levels (without reduction for Social Security or the value of benefits under LP's other retirement plans):

                               PENSION PLAN TABLE

    FINAL AVERAGE
    COMPENSATION                       YEARS OF CREDITED SERVICE
    -------------                      -------------------------
                                   5            10                  15
                                   -            --                  --
  $    150,000....           $ 25,000       $50,000             $75,000

       200,000....             33,333        66,667             100,000

       300,000....             50,000       100,000             150,000

       400,000....             66,667       133,333             200,000

       500,000....             83,333       166,667             250,000

       600,000....            100,000       200,000             300,000

       700,000....            116,667       233,333             350,000

       800,000....            133,333       266,667             400,000

     1,000,000....            166,667       333,333             500,000

     1,200,000....            200,000       400,000             600,000

     1,500,000....            250,000       500,000             750,000

      Participants will become fully vested in their benefits under the SERP after completing five years of participation in the SERP, beginning January 1, 1997. Vesting will be accelerated in the event of the participant's death or disability or a change in control of LP.

      The annual benefit payable under the SERP is equal to 50% of final average compensation multiplied by a fraction the numerator of which is years of credited service (up to a maximum of 15) and the denominator of which is 15. Years of credited service are determined under the provisions of the 401(k) Plan. If a participant's employment is involuntarily terminated within 36 months after a change in control of LP occurs, he or she will be credited with two additional years of service. The years of service credited to the executive officers named in the Summary Compensation Table above as of December 31, 2000, are as follows: Mr. Suwyn, 8 years; Mr. Wilkerson, 3 years; Mr. Stevens, 3 years; Mr. Matheney, 30 years; and Mr. Tull, 4 years.

      Final average compensation on an annual basis is defined as a participant's compensation during the 60 consecutive months out of the last 120 months of employment in which the participant's compensation was highest, divided by five. Compensation includes base pay and annual cash incentives (for the executive officers named in the Summary Compensation Table above, salary plus annual bonus) paid to a participant or deferred under LP's Executive Deferred Compensation Plan, but excludes all other benefits. If a participant's employment is involuntarily terminated within 36 months after a change in control of LP, benefits under the SERP will be calculated based on the participant's base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

      Retirement benefits shown in the table above are expressed in terms of single life annuities, are subject to reduction in the event of retirement before age 62 and will be reduced by an amount equal to the sum of (1) 50% of the participant's primary Social Security benefit determined at age 62 and (2) the value of the participant's benefits under LP's other retirement plans.

      During 2000, LP amended an existing frozen defined benefit plan into the Retirement Account Plan, in which certain employees, including executive officers, participate. The Retirement Account Plan is a cash balance plan under which there is an account for each participating employee to which there is an annual contribution credit equal to five percent of compensation (with certain exclusions) up to a maximum earnings limit imposed by the federal tax laws. Each of the named executive officers was credited with the maximum of $8,500 for 2000. In addition, interest is credited daily on the cash balance in each participant's account. Once vested, generally after five years of service, a participant is entitled to the amounts in his or her account when he or she leaves LP. The estimated annual retirement income payable as a single life annuity at normal retirement at age 65, assuming no change in the maximum earnings limit and an interest crediting rate of 5.78 percent, would be as follows for the executive officers named in the Summary Compensation Table above: Mr. Suwyn, $7,992; Mr. Wilkerson, $13,560, Mr. Stevens, $24,420; Mr. Matheney, $16,848; and Mr. Tull, $13,056. Payment may also be in a lump sum or pursuant to other arrangements. The Retirement Account Plan does not provide for an offset for Social Security benefits.

      Pursuant to Mr. Suwyn's employment agreement with LP, he is entitled to a nonqualified supplemental executive retirement benefit in which he is immediately vested to the extent accrued. The annual retirement benefit payable to Mr. Suwyn under the agreement (calculated as a single life annuity reduced on an actuarial basis for retirement prior to age 62) is equal to an amount based on Mr. Suwyn's compensation (salary plus annual bonus) for the year during the three consecutive calendar years prior to termination of employment in which he had the highest compensation (including with his previous employer), with a maximum annual benefit equal to 50% of such compensation (less a Social Security offset) and a minimum annual benefit equal to 25% of such compensation. The annual benefit so calculated will be reduced by an amount equal to the value of the benefits payable to Mr. Suwyn pursuant to the retirement plans maintained by his prior employer and LP. In the event of a change in control of LP,

Mr. Suwyn will be entitled to two additional years of service for purposes of the foregoing benefit. If Mr. Suwyn were to retire on December 31, 2001, the annual supplemental retirement benefit payable by LP, without any reductions, pursuant to the provisions of the agreement is estimated to be $457,000. See "Agreements with Executive Officers."

Management Loans and Other Transactions

      In November 1999, the subcommittee of the Compensation Committee approved an Executive Loan Program under which up to 1,700,000 shares of the Common Stock were offered by LP for purchase prior to January 23, 2000, by LP's executive officers, Business Team Leaders, and other executives designated by its chief executive officer. In November 2000, this subcommittee of the Compensation Committee authorized additional loans under the Executive Loan Program during the 60-day period which ended January 23, 2001. Participants were permitted to borrow up to 100 percent of the purchase price of the shares to be purchased, which was equal to the closing price of the Common Stock on the New York Stock Exchange (NYSE) on the date of delivery of an election to participate to LP. The maximum amount an individual was permitted to borrow was three times his or her annual base pay. The loans bear interest at the annual rate of 6.02 percent.

     Interest and principal are due and payable at the earlier of January 23, 2006, or 30 days following the executive's resignation or involuntary termination of employment. The loans are unsecured. With respect to loans outstanding on or entered into after November 24, 2000, if the executive remains continuously employed by LP through the following dates, the loan balance at that date will be forgiven in the following percentages: January 23, 2004, 50 percent of the original principal; January 23, 2005, an additional 25 percent of the principal plus 50 percent of the accrued interest; and January 23, 2006, all remaining principal and accrued interest. If an executive's employment terminates due to death, disability, or termination by LP without cause or a change in control of LP occurs, his or her loan will be forgiven in a prorated amount of the percentages specified above based on the amount of time elapsed since January 23, 2001. In addition, if the Common Stock has traded on the NYSE for at least five consecutive trading days at specified price levels or above during the 12-month period immediately preceding January 23, 2004 or 2005 and the executive remains employed by LP, the following additional percentages of the loan balance will be forgiven: January 23, 2004, 25 percent of the principal and 50 percent of the accrued interest at a price level of $16.00 per share or 50 percent of the principal and 100 percent of the accrued interest at a price level of $20.00 per share; and January 23, 2006, all remaining principal and accrued interest at a price level of $18.00 per share. No amount of a loan will be forgiven if the executive does not still own, as of the applicable date, all shares purchased under the Executive Loan Program.

      A total of 238,705 shares of Common Stock were purchased by five executives during the period from January 1, 2000 to January 23, 2001, for a total purchase price of $2,230,478. The following table provides information regarding loans made under the Executive Loan Program to persons who were executive officers of LP during the period from January 1, 2000, to January 23, 2001. The loan amounts shown include the original principal amount and the amount outstanding (including accrued interest) at March 15, 2001, which is the highest amount outstanding since January 1, 2000.

                       ORIGINAL LOAN     SHARE       NO. OF        BALANCE
      NAME                AMOUNT         PRICE       SHARES       AT 3/15/01
      ----             -------------     -----       ------       ----------
      J. Ray Barbee      $ 599,991      $13.625      44,036       $ 646,847
      F. Jeff Duncan       542,191       13.000      41,707         580,036
      Warren C. Easley     349,994       11.625      30,107         377,575
      Richard W. Frost     599,990       11.625      51,612         647,271
      M. Ward Hubbell      416,803       11.625      35,854         449,648
      Joseph B. Kastelic   399,989       13.625      29,357         431,226
      J. Keith Matheney    688,491       11.625      59,225         742,746
      Elizabeth T. Smith   399,993        8.625      46,376         405,943
      Curtis M. Stevens    719,994       11.625      61,935         776,732
      Mark A. Suwyn      2,141,999       11.625     184,258       2,310,796
      Michael J. Tull      656,999       11.625      56,516         708,772
      Gary C. Wilkerson    854,996       11.625      73,548         922,372
      Walter M. Wirfs      569,997       11.625      49,032         614,915

      Terry Simpson, the son of one of LP's directors, Lee C. Simpson, is an employee of LP and received compensation totaling $202,525 during 2000.

     See "Item 1 - Election of Directors; Compensation Committee - Interlocks and Insider Participation" for a description of one additional transaction. See also "Agreements with Executive Officers."

Directors' Compensation

      Each director of LP who is not an employee of LP receives for all services as a director fees at the rate of $24,000 per year, plus $1,750 for each board meeting and $1,000 for each committee meeting attended, including telephone conference meetings.

      LP maintains an unfunded deferred compensation plan for directors which permits outside directors to elect to defer payment of any portion of their director fees and meeting fees, provided that the minimum deferral amount is $2,400 per year. Such deferred compensation, including amounts deferred under the prior plan, may be allocated at a participating director's election in a fund which earns interest at a rate equal to two percentage points above Moody's Average Corporate Bond Yield Index, adjusted monthly, or in a fund invested in phantom units of Common Stock. Payment of deferred amounts will generally be made, at the director's option, in a lump sum or in substantially equal annual installments over a 5-year, 10-year or 15-year period beginning either within 65 days or during the month of January after he or she ceases to be a director.

      LP's 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the automatic grant every year (with certain exceptions) of options to purchase shares of Common Stock to members of the Board of Directors who are not employees of LP or any of its subsidiaries. Each option granted under the Director Plan beginning May 1, 2000, entitles the holder to purchase 9,000 shares of Common Stock at a price equal to 100% of the fair market value (as defined) of a share of Common Stock on the date of grant. Each option becomes exercisable as to 10% of the shares covered by the option (i.e., 900 shares) every three months following the date of grant until vested in full. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change in control of LP. Effective May 1, 2000, the Board of Directors adopted the 2000 Non-Employee Director Restricted Stock Plan, which provides for annual grants of restricted shares of Common Stock with a market value on the grant date of $20,000 to each non-employee director of L-P. The restricted shares vest in full on the earliest to occur of five years following the grant date, upon the director's death, disability or retirement (as defined), or a change in control of L-P. If the director ceases to be a director before the restrictions lapse, the restricted shares are forfeited. Prior to vesting, the director has the right to vote the shares and to receive dividends. To the extent not fully vested, an option will become exercisable as to an additional 20% of shares upon the director's retirement as of the first annual meeting of stockholders after the director attains age 70. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors.

Agreements with Executive Officers

      LP entered into an employment agreement with Mark A. Suwyn with respect to his employment as LP's Chairman and Chief Executive Officer in January 1996. The term of the agreement presently will expire on December 31, 2001, subject to automatic extension annually unless 90 days' prior notice of intention to terminate is given by either party.

      The agreement provides that Mr. Suwyn is entitled to a minimum base salary of $600,000, subject to annual review for increase by the Board of Directors beginning in 1997, and an annual bonus, subject to satisfying reasonable annual performance goals established by the Compensation Committee. The agreement also provides for a nonqualified supplemental retirement benefit as described above under "Retirement Benefits." In addition, Mr. Suwyn is entitled under the agreement to participate in all LP employee benefit arrangements at a level commensurate with his position.

      In the event Mr. Suwyn's employment is terminated by Mr. Suwyn for Good Reason (as defined) or by LP for any reason other than disability or Cause (as defined), or if the agreement is not renewed pursuant to notice by LP, Mr. Suwyn will be entitled to receive an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, plus a pro rata cash incentive payment for the year of termination and certain continued medical benefits. He will also be entitled to all other amounts and benefits in which he is then or thereby becomes vested.

      If a Change in Control occurs (as defined) and Mr. Suwyn's employment terminates (including voluntarily by Mr. Suwyn) during the 13-month period following the Change in Control other than for Cause or by death or disability, Mr. Suwyn will be entitled to receive, in addition to all amounts and benefits in which he is vested, an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, together with (i) a pro rata share of the targeted annual cash incentive award for the year in which such termination occurs; (ii) a bonus equal to two times the targeted annual cash incentive award, if any, for such year payable in 24 equal monthly installments; and (iii) employee welfare benefits substantially similar to those which he was receiving immediately prior to such termination.

      For purposes of the agreement, a "Change in Control" of LP includes certain extraordinary corporate transactions pursuant to which less than a majority of the combined voting power in LP remains in the hands of the holders immediately prior to such transactions, a person or group (other than certain persons related to LP) becomes the beneficial owner of 25% or more of the combined voting power in LP, or, with certain exceptions, the existing directors of LP cease to constitute a majority of the Board of Directors. "Cause" includes continuing to fail to devote substantially all one's business time to LP's business and affairs, engaging in certain activities competitive with LP, or the commission of specified wrongful acts. "Good Reason" includes failure to maintain Mr. Suwyn as Chairman and Chief Executive Officer, a reduction in base salary or the termination or reduction of any employee benefits, certain extraordinary corporate transactions, certain relocations of Mr. Suwyn's place of work, or any material breach of the agreement by LP.

      If any payment under the agreement is determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, Mr. Suwyn will be entitled to reimbursement for such taxes on an after-tax basis.

      LP  has  entered  into  Change  of  Control  Employment   Agreements  (the
"Employment Agreements") with all of its current executive officers, including each of the executive officers named in the Summary

Compensation Table above. The Employment Agreements provide for severance compensation in the event of termination of employment following a change of control of LP. Each Employment Agreement has a term of three years subject to automatic extension annually for one additional year unless notice of nonrenewal is given by November 26 of the current year. Also, if a change of control of LP occurs during the term of the Employment Agreements, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs.

      The Employment Agreements further provide that if, within three years following the occurrence of a change of control, an executive's employment with LP is terminated by LP other than for cause or by the executive for good reason, the executive will be entitled to receive (i) his or her full base salary through the date of termination (which must be at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of the executive's target bonus for the fiscal year in which the change of control occurred (the "Target Bonus"), (ii) an amount equal to three times the sum of (x) his or her annual base salary at such rate plus (y) his or her Target Bonus, and (iii) the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued if the executive's employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Special payment provisions apply in the event of the executive's death or disability following a change of control.

      The Employment Agreements also provide for reimbursement of legal fees and expenses and for outplacement services and for the continuation of health, disability and life insurance benefits for three years following termination of employment voluntarily for good reason or involuntarily other than for cause or disability. Each Employment Agreement also provides for reimbursement for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes, subject to a "cut back" provision providing for a reduction in the payments under the Employment
Agreement if the amount that would be treated as excess parachute payments is not greater than 110% of the maximum amount that could be paid to the executive without imposition of any excise tax.

      Lengthy definitions of cause, change of control and good reason are included in the Employment Agreements. Brief summaries of the definitions are set forth below.

      "Cause" means (i) the willful and continued failure of the executive to perform substantially his or her duties after delivery of a written demand for substantial performance or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to LP, in each case pursuant to a resolution adopted by the affirmative vote of at least three-fourths of the entire membership of the Board of Directors.

      "Change of control" means (i) the acquisition by a person or group of beneficial ownership of 20% of LP's outstanding Common Stock or voting securities, with certain exceptions, (ii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated), (iii) consummation of certain reorganizations, mergers, consolidations or sale of substantially all the assets of LP, or (iv) approval by LP's stockholders of a complete liquidation or dissolution of LP.

      "Good reason" with respect to the termination by an employee of his or her employment with LP means (i) subject to certain exceptions, the assignment of duties inconsistent with the executive's position, (ii) any failure by LP to comply with the compensation provisions of the Employment Agreement, (iii) transfer of the executive to a location more than 25 miles from the present location, or (iv) any purported termination by LP of the executive's employment otherwise than as expressly permitted by the Employment Agreement. A termination of employment by the executive during the 30-day period immediately following the first anniversary of the change of control is deemed to be for good reason for purposes of the Employment Agreements.

                              STOCKHOLDER PROPOSALS

      Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2002, and who wishes to have the proposal included in LP's proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 26, 2001. Any such proposal must meet the informational and other requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for that meeting.

      LP's bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year's annual meeting, this notice must be received by LP no later than February 9, 2002. Such notice must include the information required by the SEC's rules for stockholder proposals presented for inclusion in LP's proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to examine the financial statements of LP for 2001. LP expects representatives of Deloitte & Touche LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

Audit Fees

      The aggregate fees, including out-of-pocket expenses, billed by Deloitte & Touche LLP for professional services rendered for the audit of LP's annual financial statements for the year ended December 31, 2000, and their review of the financial statements included in LP's quarterly reports on Form 10-Q for that fiscal year were $622,300.

Financial Information Systems Design and Implementation Fees

      During 2000, Deloitte & Touche LLP did not provide any professional services to LP with regard to financial information systems design and implementation.

All Other Fees

      Fees billed for services, including out-of-pocket expenses, provided to LP by Deloitte & Touche LLP during 2000, other than the services described above under "Audit Fees," were $144,761. The Audit Committee has considered whether the provision of these services to LP is compatible with maintaining Deloitte & Touche LLP's independence.

                                     GENERAL

      The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, telegraph, or cable.

      LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. LP has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $9,500 plus reimbursement for certain expenses.

                                                                      APPENDIX A


                          LOUISIANA-PACIFIC CORPORATION

                       FINANCE AND AUDIT COMMITTEE CHARTER

I.    COMPOSITION OF COMMITTEE

      A. NUMBER OF MEMBERS. The Finance and Audit Committee (the "Committee") of the Board of Directors (the "Board") of Louisiana-Pacific Corporation ("LP") shall consist of not less than three directors appointed by the Board. The Board may also appoint an alternate member to act in the place of any absent or disqualified member, provided that the Committee as constituted with the alternate acting in place of such absent or disqualified member satisfies the requirements of 1.B below. The Board shall appoint a Chairman of the Committee.

      B.  QUALIFICATION.

            1. Subject to 1.B.5 below, no Committee member may be a current or former officer or employee of LP or any of its subsidiaries and affiliates (collectively, the "Company").

            2. Each member of the Committee must be independent of management and the Company and be free from any relationship that may interfere with the exercise of independent judgment as a Committee member. In determining independence, the Board will observe the requirements of Paragraphs 303.01 and 303.02 of the New York Stock Exchange Listed Company Manual.

            3. Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement.

            4. The Committee shall include at least one member with accounting or related financial management experience and expertise, and each member must be able to read and understand financial statements. The Board will determine, in its business judgment, whether a director meets the foregoing requirements.

            5. One director who was formerly an officer or employee of the Company may serve on the Committee, but only if the standards set forth in I.B.2, 3 and 4 above are met and the Board determines in its business judgment that membership on the Committee by the individual is required by the best interests of the Company and its shareholders.

II.   MEETINGS OF THE COMMITTEE

      A. REGULAR MEETINGS. The Committee shall hold at least two face-to-face meetings per year. The Chairman of the Committee will, in consultation with the other members of the Committee, LP's independent auditors and the appropriate officers of LP, be responsible for calling such meetings, establishing agenda therefor and supervising the conduct thereof.

     B. TELEPHONE MEETINGS. The Committee will hold a regular telephone meeting each year to review the Company's year-end financial results. The Chairman of the Committee will be responsible for calling such meeting and supervising the conduct thereof.

     C. SPECIAL MEETINGS. Special face-to-face or telephone meetings may be called at any time by the Chairman of the Committee or any two members of the Committee. The person or persons calling any such meeting shall establish the agenda therefor, and the Chairman of the Committee shall supervise the conduct thereof.

     D. MINUTES. The Committee shall keep minutes of all of its meetings showing all matters considered by it and the actions taken thereon, and shall submit a report of such meetings at the next regular meeting of the Board.

III.  RESPONSIBILITIES AND FUNCTIONS OF THE COMMITTEE

     A. RESPONSIBILITIES. The Committee shall be responsible to assist the Board in fulfilling its oversight responsibilities relating to internal and external audit functions and its financial reporting, accounting and internal control systems. The Committee shall annually review and reassess the adequacy of the Committee's charter. While the Committee has the powers and responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that LP's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the independent auditor. Likewise, it is not the responsibility of the Committee to resolve disputes, if any, between management and the independent auditor.

     B. FUNCTIONS - AUDIT MATTERS. With respect to matters relating to LP's independent auditor and LP's internal audit function, the Committee shall:

            1. Approve, and recommend to the Board for its approval, the selection of the independent auditor to be employed to perform the annual audits of LP's financial statements and reviews of LP's financial, accounting, auditing and internal control systems. The independent auditor shall be ultimately accountable to the Committee and the Board and shall have unrestricted access to the Committee and the Board. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement of LP).

            2. Ensure that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company. The Committee shall discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and shall be responsible for recommending that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

            3. Periodically meet with the independent auditor to review and discuss the results of its audits and reviews described in III.B.1 above, to discuss any disputes with management that may have arisen in connection with the annual audit process, and to review and approve in advance annual audit plans of the independent auditor for LP including the compensation to be paid therefor.

            4. Prepare an annual report of the Committee, for inclusion in LP's annual proxy statement, stating whether the Committee has:

            o reviewed and discussed the audited financial statements with management

            o discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, and discussed with the independent auditor the independent auditor's independence

            o received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1

            o based upon the foregoing, recommended to the Board that the audited financial statements be included in LP's Annual Report on Form 10-K for the last fiscal year

            5. Require that the independent auditor review the financial information in LP's Quarterly Reports on Form 10-Q prior to filing such reports with the Securities and Exchange Commission.

            6. Require that appropriate reconciliations and descriptions of any adjustments to the quarterly information previously reported on a Form 10-Q for any quarter be made and be reviewed by the independent auditor.

            7. Request LP's subsidiary and affiliated companies to employ such independent auditors (all of which shall be accountable to the Committee and the Board) as the Committee deems appropriate to audit the respective financial statements of such subsidiary and affiliated companies.

            8. Periodically meet with management, which meetings may include the independent auditor, to discuss the matters described in III.B.3 above.

            9. Review the opinions to be rendered by the independent auditor in connection with its audits of LP's financial statements.

            10. Review the effects,  if any, of proposed or implemented  changes
      in  accounting  and  financial   reporting   policies  on  LP's  financial
      statements.

            11. Review the scope, coverage and objectivity of the audits performed by LP's Internal Audit Department and its annual internal audit plans, and ensure that internal auditors have unrestricted access to the Committee.

            12. Review the effectiveness of LP's internal legal compliance programs.

            13. Perform such other functions as may be required by law or any legal settlement agreement or as may be assigned to the Committee by the Board.

     C. FUNCTIONS - FINANCIAL MATTERS. With respect to financial matters, the Committee shall:

            1. Make recommendations to the Board on matters relating to the financial affairs and policies of the Company including, without limitation, capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions and investment and debt policies.

            2. Review the status of significant legal and tax matters and the potential financial implications thereof.

            3. Review the significant accounting principles employed in LP's financial reporting.

            4. Review in advance the financial results to be included in LP's Annual Report to Stockholders and in filings with the Securities and Exchange Commission.

            5. Review, prior to public release, LP's quarterly financial results.

            6. Perform such other functions as may be assigned to the Committee by the Board.

PROXY
                          LOUISIANA-PACIFIC CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         FOR ANNUAL MEETING MAY 7, 2001

The undersigned hereby constitutes and appoints Archie W. Dunham and Mark A. Suwyn, and each of them, his true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation ("LP"), which the undersigned may be entitled to vote at the Annual Meeting of LP stockholders to be held May 7, 2001, or at any adjournment thereof.


Nominees for Election as Directors:

William C. Brooks, Patrick F. McCartan, Lee C. Simpson, Colin D. Watson



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. BY SIGNING ON THE REVERSE, YOU ACKNOWLEDGE RECEIPT OF THE 2001 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT AND REVOKE ALL PROXIES HERETOFORE GIVEN BY YOU TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.
                                                                     SEE REVERSE
                                                                         SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
             DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

X  Please mark your
   votes as in this
   example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and AGAINST proposal 2.

THE BOARD OF DIRECTORS  RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

                FOR  WITHHELD
                ---  --------
1. Election of
   Directors     //    //
   (see reverse)

FOR all nominees except as marked to the contrary below:


----------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.

Stockholder proposal, NOT                       FOR    AGAINST    ABSTAIN
                                                ---    -------    -------
recommended by management,
relating to the composition
of the Board's Compensation                     //      //          //
Committee.

                                        If  any  other  matters   properly  come
                                        before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

SIGNATURE(S)----------------------------  DATE----------------

Note: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
             DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET


[LOGO] LOUISIANA-PACIFIC CORPORATION

       805 S.W. Broadway
       Portland, Oregon 97205
       (503) 821-5100



                                                  Annual Meeting of Stockholders
                                                            May 7, 2001
                                                          ADMISSION TICKET



The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 7, 2001, at the Portland Marriott City Center, 520 S.W. Broadway, Portland, Oregon 97201. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please retain this Admission Ticket, and, on May 7, 2001, present it to the LP representative for admission to the meeting.



                                                            -- Anton C. Kirchhof
                                                               Secretary